Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2006 EARNINGS

August 9, 2006. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $16,398,000, or $1.09 per share, on operating revenues of $25,713,000 for the second quarter of 2006. This compares to net income of $6,459,000, or $.43 per share, on operating revenues of $28,741,000 for the comparable period last year. NPSI’s President, Harry R. Brown, noted that significant items that were not routine in nature impacted both the second quarter of 2006 and the second quarter of 2005. During the second quarter of 2006, the Company’s North Pittsburgh Telephone Company subsidiary received a payment of $19,622,000 from the Rural Telephone Bank (RTB) for the redemption of its RTB stock and recognized a gain on the full amount of the proceeds received, which, on an after tax basis, contributed $11,479,000 to the net income recorded during the 2006 second quarter, or $.76 per share. The second quarter of 2006 was also favorably affected by a reduction of approximately $1,536,000 ($899,000 after tax, or $.06 per share) in depreciation expense that resulted from an increase in October 2005 in the estimates of the remaining useful lives of certain assets. With respect to the prior year period, the second quarter of 2005 was favorably impacted by a settlement agreement reached with a carrier. The $2,404,000 settlement, which covered the exchange of traffic between the Company’s Incumbent Local Exchange Carrier (ILEC) and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses; on an after tax basis, the settlement contributed $1,406,000 to the net income recorded during the 2005 second quarter, or $.09 per share.

Mr. Brown reported that operating revenues decreased $3,028,000, or 10.5%, during the second quarter of 2006 as compared to the second quarter of 2005. He noted that a main contributor to the decrease was the impact of the aforementioned 2005 carrier settlement, which resulted in a $1,604,000 increase in operating revenues during the second quarter of 2005. He said that the decrease in revenues was also partially attributable to several other sources, including a $280,000 decline in revenue generated from Primary Rate Interface circuits provisioned to Internet Service Providers (ISPs), a $751,000 decrease in access revenues (exclusive of the prior year settlement discussed separately above), mostly due to a decrease in overall access minutes of use on the Company’s network and an uncharacteristically high level of adjustments that during 2006 have processed through the National Exchange Carrier Association pooling arrangements in which the Company’s ILEC participates, and a $270,000 decrease in toll revenues. These revenue decreases were partially offset by the Company’s ability to continue to penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and to the further expansion of broadband service offerings.

Operating expenses for the second quarter of 2006 increased $456,000, or 2.4%, from the comparable prior year period. Mr. Brown noted that for comparative purposes, the second quarter of 2005 benefited from the aforementioned carrier settlement, which resulted in a cumulative $800,000 reduction in traffic terminating costs from the amount that had been estimated and accrued over a multi-year period. The Company also experienced increases in the direct costs associated with the growth in access lines in the Company’s CLEC edge-out markets and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s customer base. In addition, combined labor and benefit expenses increased approximately $220,000 over the prior year second quarter, and operational support system expenses increased by approximately $200,000 in conjunction with the Company migrating to a new billing system at one of its

North Pittsburgh Systems, Inc.

Reports Second Quarter 2006 Earnings

subsidiaries. These increases in operating expenses were partially offset by a $1,650,000 decrease in depreciation expense. During 2005, the Company conducted a comprehensive review of the useful life estimates of certain main categories of its ILEC’s telephone plant and equipment. Pursuant to that review, effective October 1, 2005, the Company increased its useful life estimates for certain classes of its plant and equipment in order to more closely align the remaining depreciable lives of these assets with their true economic lives. These changes in useful life estimates had the impact of decreasing the Company’s second quarter 2006 depreciation expense by approximately $1,536,000 from the amount which would have been recorded if there had been no change in the estimated useful life of these assets.

Other income (net) for the second quarter of 2006 improved $20,522,000 from the prior year period due principally to the aforementioned $19,622,000 gain realized from the RTB stock redemption. In addition, equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships) increased by $433,000 over the prior year comparable period and the Company also benefited from a $362,000 increase in interest income earned from higher rates on higher average invested balances and a $59,000 decrease in interest expense resulting from continued debt reduction.

For the first six months of 2006, net income increased $10,836,000, or 97.2%, to $21,984,000 from $11,148,000 for the first six months of 2005, and earnings per share amounted to $1.47 as compared to $.74 for the first six months of 2005. In addition, for the first six months of 2006, operating revenues decreased $3,517,000, or 6.3%, while operating expenses decreased $431,000, or 1.1%, and Other income (net) increased $21,633,000 as compared to the first six months of 2005. The factors described above in the second quarter analysis, including the $19,622,000 gain on the RTB stock redemption ($11,479,000 after tax, or $.76 per share) recorded in the Company’s second quarter of 2006 and the $2,404,000 carrier settlement ($1,406,000 after tax, or $.09 per share) recorded in the Company’s second quarter of 2005, were also the main contributors to the change in net income for the first six months of 2006.

Turning to operations, Mr. Brown reported that as of June 30, 2006, the Company had a total of 68,143 access lines in its ILEC territory, 63,295 CLEC access line equivalents (including 2,428 DSL subscribers) and a total of 15,120 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 4.6% over the past twelve-month period ended June 30, 2006, total CLEC access line equivalents and consolidated DSL subscribers had grown 3.3% and 13.4%, respectively, over that same twelve-month period. Mr. Brown concluded his remarks by commenting on the recent achievement of the Company’s CLEC, Penn Telecom, Inc., which, to the best of the Company’s knowledge, became the first regional competitive telecommunications provider to supply the entire communications infrastructure for a sporting event with global exposure. While Penn Telecom was meeting the challenge during the recent Major League Baseball All-Star Game and related events held in Pittsburgh from July 7th through July 11th, the Company’s ISP, Pinnatech, Inc. (d/b/a Nauticom), was providing the Internet service for the related broadband facilities. Mr. Brown stated that the selection by Major League Baseball and the host Pittsburgh Pirates of Penn Telecom and Nauticom provides a strong endorsement of both companies’ reputations for providing both quality services and responsiveness in meeting dynamic customer demands.

North Pittsburgh Systems, Inc. has total assets of $158 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results

North Pittsburgh Systems, Inc.

Reports Second Quarter 2006 Earnings

and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

North Pittsburgh Systems, Inc.

Reports Second Quarter 2006 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2006	2005*	2006	2005*
Total operating revenues	$25,713	$28,741	$52,438	$55,955
Total operating expenses	19,782	19,326	39,179	39,610

Net operating income	5,931	9,415	13,259	16,345
Other income, net	22,131	1,609	24,390	2,757

Income from continuing operations before income taxes	28,062	11,024	37,649	19,102
Provision for income taxes	11,670	4,536	15,671	7,857

Income from continuing operations	16,392	6,488	21,978	11,245
Income (loss) from discontinued operations, net of income taxes*	6	(29)	6	(97)

Net income	$16,398	$6,459	$21,984	$11,148

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$1.09	$.43	$1.47	$.74

Dividends per share	$1.20	$.19	$1.39	$.37

	June 30 2006	Dec. 31 2005
Cash and temporary investments	$50,938	$55,567
Total assets	157,791	159,200
Total debt	20,055	21,597
Total shareholders’ equity	100,654	99,517

*	During the fourth quarter of 2005, the Company sold its business telecommunications equipment operations, which engaged primarily in selling and maintaining Nortel key systems and private branch exchanges. The results of these operations have been classified as discontinued operations, with prior year period amounts reclassified to conform to the current year’s presentation. These reclassifications did not affect net income amounts.